February 8, 2019

Benjamin Shaw
Chief Executive Officer
COVETRUS, INC.
7 Custom House Street
Portland, ME 04101

       Re: COVETRUS, INC.
           Registration Statement on Form S-1
           Filed February 7, 2019
           File No. 333-229559

Dear Mr. Shaw:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Ruairi Regan at (202) 551-3269 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of
Beverages, Apparel and
                                                            Mining
cc:    Brian S. Keighery, Esq.